                                                                    EXHIBIT 2(c)



                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                    THE NEWS AND OBSERVER PUBLISHING COMPANY

                                      AND

                          MINDSPRING ENTERPRISES, INC.




                         DATED AS OF SEPTEMBER 11, 1996

                               TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
1. DEFINITIONS AND REFERENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2. SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ASSUMPTION OF LIABILITIES . . . . . . . . . . . . .  1
         2.1. Asset Sale and Purchase of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . .  1
         2.2. Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.3. Payment of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.4. Assumption of Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.5. Prepayment of Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
3. ADDITIONAL UNDERTAKINGS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.1. Billing and Collection Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.2. Transfer of Subscribers; Advertising. . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.3. Price for Buyer Services. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.4. Free Accounts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.5. Transition Period and Transition Services.  . . . . . . . . . . . . . . . . . . . . .  4
                 3.5.1. Cooperation in Transferring Subscribers . . . . . . . . . . . . . . . . . .  4
                 3.5.2. Notice to Nando.net Subscribers . . . . . . . . . . . . . . . . . . . . . .  4
                 3.5.3. Nando.net Infrastructure  . . . . . . . . . . . . . . . . . . . . . . . . .  5
                 3.5.4. E-Mail  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                 3.5.5. General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.6. Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.7. Transfer Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.8. Access; Investigations by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                 3.8.1. Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                 3.8.2. Effect of Investigation.  . . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.9. Operation of the Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                 3.9.1. Conduct Business in Ordinary Course.  . . . . . . . . . . . . . . . . . . .  7
                 3.9.2. Notice of Material Adverse Change.  . . . . . . . . . . . . . . . . . . . .  8
         3.10. Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.11. Certain Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.12. Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.13. Bulk Sales Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.14. Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.15. Rocky Mount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.16. Closing Subscriber File. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.17. Cooperation with Buyer s Accountants . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.18. Options with respect to the Lease and Subleases  . . . . . . . . . . . . . . . . . .  10
         3.19. Certain Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.20. New Subscribers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4. REPRESENTATIONS AND WARRANTIES BY SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.1. Organization and Standing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2. Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         4.3. Certificate or Articles of Incorporation and Bylaws.  . . . . . . . . . . . . . . . .  13
         4.4. Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.5. Revenue Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.6. No Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.7. Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.8. Conduct of Business; Absence of Material Adverse Change.  . . . . . . . . . . . . . .  14
         4.9. Title to the Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.10. Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.10.1. Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.10.2. Violation of Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 4.10.3. Condemnation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.11. Seller Customers and Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.12. Number of Subscribers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.13. Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.14. Litigation; Disputes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 4.14.1. No Litigation; Compliance with Law.  . . . . . . . . . . . . . . . . . . .  16
                 4.14.2. No Disputes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.15. Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.16. Pension and Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.16.1. Schedule of Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.16.2. Copies of Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.16.3. Multiemployer Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.16.4. Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.16.5. Post-retirement Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.17. Environmental. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.17.1. Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.17.2. Complaints and OSHA Matters. . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.17.3. Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.18. Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.19. Absence of Violation; Compliance with Laws.  . . . . . . . . . . . . . . . . . . . .  20
         4.20. Binding Obligation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.21. Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
5. REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.1. Organization and Standing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.2. Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.3. Binding Obligation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.4. Litigation; Disputes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . .  22
         6.1. Representations and Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2. Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3. Delivery of Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4. Legal Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.5. Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6. Due Diligence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.7. SEC Audit Requirement; Delay of Securities Offering.  . . . . . . . . . . . . . . . .  23

7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . .  23
         7.1. Representations and Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.2. Delivery of Buyer Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.3. Legal Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
8. THE CLOSING    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1. Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.2. Deliveries by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 8.2.1. Assignment Documents and Agreements.  . . . . . . . . . . . . . . . . . . .  24
                 8.2.2. Confidentiality and Non-competition Agreement.  . . . . . . . . . . . . . .  25
                 8.2.3. Certified Resolutions.  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 8.2.4. Seller Officers' Certificates.  . . . . . . . . . . . . . . . . . . . . . .  25
                 8.2.5. Lien Searches.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 8.2.6. Other Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.3. Deliveries by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 8.3.1. Purchase Price Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 8.3.2. Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 8.3.3. Certified Resolutions.  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 8.3.4. Officers  Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 8.3.5. Lien Searches.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 8.3.6. Other Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
9. SURVIVAL; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.1. Survival of Representations and Warranties. . . . . . . . . . . . . . . . . . . . . .  27
         9.2. Indemnification by Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.3. Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.4. Conditions of Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 9.4.1. Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 9.4.2. Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 9.4.3. Right to Defend.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 9.4.4. Non-monetary Harm.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
10. TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.1. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.2. Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
11. GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.1. Additional Actions, Documents and Information. . . . . . . . . . . . . . . . . . . .  31
         11.2. Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.3. Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.4. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.5. Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.6. Benefit and Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.7. Entire Agreement; Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.8. Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.9. Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.10. Remedies Cumulative.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.11. Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.12. Signature in Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         11.13. Time of the Essence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                   SCHEDULES

Schedule 3.3              Service Packages
Schedule 3.4              Free Accounts
Schedule 3.9              Changes in Employee Compensation
Schedule 3.11             Certain Employees
Schedule 3.12             Allocation of Purchase Price
Schedule 3.16             Closing Subscriber File
Schedule 4.1              Foreign Qualifications
Schedule 4.4              Employees
Schedule 4.5              Revenue Statements
Schedule 4.6              Liabilities
Schedule 4.8              Material Adverse Changes
Schedule 4.9              Title to the Assets
Schedule 4.10             Leases
Schedule 4.11             Seller Contracts
Schedule 4.12             Number of Subscribers
Schedule 4.14             Litigation; Disputes
Schedule 4.16             Pensions and Benefit Plans
Schedule 4.21             Consents
Schedule 8.2              Seller Lien Searches
Schedule 8.3              Buyer Lien Searches
Schedule 12.1             Assumed Liabilities
Schedule 12.2             Excluded Assets




ANNEX I                                   SCHEDULE OF DEFINITIONS

                                    EXHIBITS

EXHIBIT A                 Form of Assignment and Assumption of Contracts

EXHIBIT B                 Form of Security Agreement

EXHIBIT C                 Form of Confidentiality and Non-competition Agreement

EXHIBIT D                 Form of First Promissory Note

EXHIBIT E                 Form of Real Estate Lease

EXHIBIT F                 Form of Sublease

EXHIBIT G                 Form of Second Promissory Note

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

                THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of September 11, 1996 by and between THE NEWS AND OBSERVER PUBLISHING COMPANY ("Seller") and MINDSPRING ENTERPRISES, INC. ("Buyer").

                WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of August 6, 1996, pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller certain assets and rights in connection with the Nando.net Internet access business currently operated by Seller (limited to consumer and commercial dial-up (PPP) and excluding the offering by Seller of 56K, T-1 and dedicated ISDN and dedicated PPP Internet access services and of any Internet access or connectivity solely in connection with the creation by Seller of commercial websites for third parties and websites for non-profit organizations) (the "Business"); and

                WHEREAS, Seller and Buyer desire to amend and restate the Asset Purchase Agreement as set forth herein.

                NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree to amend and restate the Asset Purchase Agreement as follows:


1.     DEFINITIONS AND REFERENCES

                Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings specified in Annex 1 attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.


2.     SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ASSUMPTION OF
       LIABILITIES

       2.1.     ASSET SALE AND PURCHASE OF ASSETS.

                In reliance upon the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing.

       2.2.     PURCHASE PRICE.

                For and in consideration of the conveyances and assignments described in SECTION 2.1 and in addition to the assumption of liabilities as set forth in SECTION 2.4, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, an aggregate purchase price (the "Purchase Price") equal to the product of (a) One Hundred Five Dollars ($105.00), multiplied times (b) the number of Continuing Subscribers.

                The Purchase Price shall be payable as described in SECTION
2.3. The Purchase Price shall be allocated among the Assets in accordance with
SECTION 3.12.

       2.3.     PAYMENT OF PURCHASE PRICE.

                The Purchase Price shall be payable to Seller as follows:

                (a) Buyer shall deliver to Seller at the Closing the amount of One Hundred Thousand Dollars ($100,000.00) by wire transfer of immediately available federal funds to an account to be identified by Seller not less than four days prior to the Closing Date; and

                (b) If the Purchase Price, as determined in accordance with
SECTION 2.2, is greater than One Hundred Thousand Dollars ($100,000.00), Buyer shall deliver to Seller within ten (10) days after the First Measurement Date a fully executed copy of the First Promissory Note and a fully executed copy of the Security Agreement, or, in the event that funds were raised through a stock offering or other financing which Buyer would have been required to use to pay down the principal and accrued but unpaid interest under the First Promissory Note pursuant to SECTION 2.5, Buyer shall pay to Seller such funds, not to exceed what would otherwise be the initial amount of the First Promissory Note, and the initial principal amount of the First Promissory Note so issued shall be reduced accordingly.

       2.4.     ASSUMPTION OF LIABILITIES.

                At the Closing, Buyer shall assume the Assumed Liabilities. Except for those liabilities and obligations expressly assumed by Buyer pursuant to this SECTION 2.4, Buyer shall have no responsibility for any liabilities or obligations of any kind or description of Seller, whether connected with the Business, the Assets or otherwise.

       2.5.     PREPAYMENT OF NOTES.

                Buyer shall use commercially reasonable efforts to complete a stock offering or other financing in order to refinance the First Promissory Note and the Second Promissory Note described in SECTION 3.20 below (collectively, the "Promissory Notes"). In the event that the Buyer is able to raise funds through the sale of securities, Buyer shall apply the proceeds of such an offering to pay down the Promissory Notes according to the following formula:

                (a) if the net proceeds (which term for purposes of this SECTION 2.5 shall mean gross proceeds less offering expenses) of any offering or other financing exceed thirty million dollars ($30,000,000.00), Buyer shall use all of such net proceeds, up to the amount of principal and accrued but unpaid interest outstanding under the Promissory Notes, to pay down the Promissory Notes in full promptly following the closing of such offering or other financing;

                (b) if the net proceeds of any offering or other financing are more than twenty million dollars ($20,000,000.00) but less than or equal to thirty million dollars ($30,000,000.00), Buyer shall pay down seventy-five percent (75%) of all sums outstanding under each Promissory Note promptly following the closing of such offering or other financing; and

                (c) if the net proceeds of any offering or other financing are more than ten million dollars ($10,000,000.00) but less than or equal to twenty million dollars ($20,000,000.00), Buyer shall pay down fifty percent (50%) of all sums outstanding under each Promissory Note promptly following the closing of such offering or other financing.

3.   ADDITIONAL UNDERTAKINGS AND COVENANTS

                Buyer and Seller hereby represent, covenant and agree with each other as follows:

       3.1.     BILLING AND COLLECTION EFFORTS.

                Buyer shall bill the Nando.net Subscribers within ten (10) days following the Closing Date and shall use its commercially reasonable best efforts to collect any amounts owed to Buyer by such subscribers during the Transition Period.

       3.2.     TRANSFER OF SUBSCRIBERS; ADVERTISING.

                Each of Buyer and Seller shall use its commercially reasonable best efforts to achieve the objective that all Nando.net subscribers as of the date hereof

(other than those that require services incompatible with Buyer's standard offerings, as determined in Buyer's sole discretion) become Continuing Subscribers.

       During the 90-day period following execution of this Agreement, Seller shall provide to Buyer advertising space in the Raleigh News and Observer Newspaper at least equal to the equivalent of two one-quarter page advertisements per week, and Buyer shall use such space to promote its Internet services.

       3.3.     PRICE FOR BUYER SERVICES.

       Buyer agrees that during the Transition Period, Buyer shall offer to Nando.net Subscribers, at a minimum, Buyer's service packages set forth on
SCHEDULE 3.3, at the respective prices set forth on SCHEDULE 3.3.

       3.4.     FREE ACCOUNTS.

                For a period of at least one year following the Closing Date, Buyer shall provide, free of charge, one Internet access account to each of the disabled persons and schools specified on SCHEDULE 3.4, none of which schools includes any grades other than prekindergarten through twelve (12). Seller hereby represents and warrants that the schools specified on SCHEDULE
3.4 were non-paying subscribers of the Business as of June 3, 1996.

       3.5.     TRANSITION PERIOD AND TRANSITION SERVICES.

                3.5.1.    COOPERATION IN TRANSFERRING SUBSCRIBERS

                During the Transition Period, Seller shall use its commercially reasonable best efforts to cooperate with Buyer to transfer all Nando.net subscribers as of the date hereof (other than those that require services incompatible with Buyer's standard offerings, as determined in Buyer's sole discretion) to Buyer.

                3.5.2.    NOTICE TO NANDO.NET SUBSCRIBERS

                Promptly following the execution of this Agreement, Seller shall send an e-mail to each Nando.net Subscriber, in form and content approved by Buyer, informing such subscriber that Buyer is acquiring the Assets from Seller and asking such subscriber to notify Seller if he wants to continue service with Buyer and, if so, to pick an appropriate Buyer price plan. Seller shall also send a follow-up e-mail to each such subscriber one week following the first e-mail in form and content approved by Buyer.

                3.5.3. NANDO.NET INFRASTRUCTURE

                During the Transition Period, Seller shall use its commercially reasonable best efforts to assist Buyer in providing internet access services to Nando.net Subscribers by continuing to operate the servers, POPs and other infrastructure not being acquired by Buyer pursuant to this Agreement that were used by Nando.net Subscribers in connection with the Business prior to the Closing Date (the "Infrastructure Services"). The level of such Infrastructure Services shall be the same as that used by Nando.net in connection with the Business prior to the Closing Date, and, at Buyer's discretion, shall be reduced during the Transition Period as Nando.net Subscribers are transferred to Buyer's POPs. In consideration of such Infrastructure Services, Buyer shall pay Seller a monthly fee (the "Transition Service Fee") on the 30th day of each month beginning in the second calendar month following the Closing Date and ending in the calendar month in which the First Measurement Date occurs in an amount equal to the greater of: (1) 40% of the gross revenues actually received by Buyer during the previous month for internet access services provided by Buyer to Nando.net Subscribers who become Buyer subscribers; or (2) that portion of Seller's access telephone bills with its telecommunications providers (shown on Seller's accounting system as account no. 4610-23-00-00), that is directly attributable to Nando.net Subscribers who become Buyer subscribers. In this respect, Buyer shall bill Nando.net Subscribers who become Buyer subscribers monthly, in advance, for Internet access services.

                In the event that Seller provides such Infrastructure Services for fewer than all days in each calendar month during the Transition Period, the Transition Service Fee for such month shall be adjusted and shall equal a pro-rata amount based on the actual number of days in such month that Seller actually provides Infrastructure Services.

                In the event that Buyer determines that Infrastructure Services after the Transition Period would be desirable, the parties shall negotiate in good faith for the provision of such Infrastructure Services after the Transition Period.

                3.5.4. E-MAIL

                With respect to those Nando.net Subscribers who become Buyer subscribers, Seller will forward e-mail received at such subscribers' e-mail addresses with Seller to their e-mail addresses with Buyer for one year following the Closing Date.

                3.5.5. GENERAL

                Except as specifically set forth in this SECTION 3.5., Seller is not authorized to act as an agent of Buyer in any way related to Buyer's business nor to sell or resell Buyer's products or services.

       3.6.     CONSENTS AND APPROVALS.

                Seller shall use its commercially reasonable best efforts to obtain, prior to Closing, all waivers, consents and approvals that are required in order to transfer the Assets to Buyer. Buyer shall use its commercially reasonable best efforts to assist Seller in Seller's efforts to obtain such waivers, consents and approvals. In addition, Buyer and Seller further agree to use their commercially reasonable best efforts to obtain all other waivers, consents and approvals of all governmental authorities that are required in order for them to consummate the transactions contemplated by this Agreement or to perform the other obligations of such parties hereunder. Buyer and Seller shall: (i) cooperate in the filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to applicable statutes, rules, regulations or orders of any governmental or supra-governmental authority in connection with the transactions contemplated by this Agreement; and (ii) use their respective best efforts to cause any applicable waiting periods thereunder to expire and any objections to the transactions contemplated hereby to be withdrawn before the Closing.

       3.7.     TRANSFER TAX.

                Seller shall pay all stamp, sales, income, transfer or other taxes, Federal, state or local, imposed on it, and Buyer shall pay all such taxes imposed on it, in respect of any and all transfers pursuant to the terms of this Agreement.

     3.8.       ACCESS; INVESTIGATIONS BY BUYER.

                3.8.1. ACCESS.

                Seller shall, through the Closing Date, provide to representatives of Buyer reasonable access to the offices, books, contracts, agreements, records, officers, employees, consultants and contractors of or related to Seller with respect to the Business and the Assets and will furnish representatives of Buyer such financial and operating data and other information with respect to the Business and the Assets as Buyer or such representatives may reasonably request, including, without limitation, agreements with clients and customers of Seller (collectively, the "Seller Information").

                3.8.2. EFFECT OF INVESTIGATION.

                Buyer's investigation of the financial and operating data, the Business, the Assets, and other information with respect to Seller shall in no way affect the obligations of Seller with respect to the agreements, representations, warranties, covenants and indemnification provisions set forth in this Agreement.

       3.9.     OPERATION OF THE BUSINESS.

                3.9.1. CONDUCT BUSINESS IN ORDINARY COURSE.

                Seller shall, through the Closing Date: (a) use its commercially reasonable best efforts to preserve the Assets and the Leases and maintain its existing contracts and licenses and to preserve for Buyer Seller's present relationships with customers, employees, lessors and any other persons having business relations therewith. Except as contemplated by this Agreement or as reasonably required to carry out its obligations hereunder, Seller shall, through the Closing Date, maintain and service the Assets and the Leases only in the Ordinary Course of Business and, in addition, shall not (except to the extent that Buyer has consented in writing thereto or that such action or inaction would not reasonably be expected to affect or be binding upon any part of the Assets or any of the Continuing Employees): (i) except as set forth in
SCHEDULE 3.9, (x) grant any increase in the compensation payable or to become payable by Seller to officers or employees of the Business other than in the Ordinary Course of Business, or (y) enter into any bonus, insurance, pension, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit or other similar plan, payment or arrangement for or with any of such officers or employees other than in the Ordinary Course of Business; (ii) enter into any agreement in connection with the Assets that may not be terminated on less than 31 days' notice or that may reasonably be expected to have a material adverse effect on the Assets; (iii) make any commitments relating to the Assets that exceed, individually or in the aggregate, $5,000; (iv) place, or allow to be placed, an Encumbrance on any of the Assets or any Lease; (v) sell, assign, lease or otherwise transfer or dispose of any interest in any Asset (other than in the Ordinary Course of Business); (vi) commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by conduct or otherwise), that (individually or in the aggregate) reasonably could be expected to have a material adverse effect on the Assets; (vii) except for actions taken or not taken in compliance with SECTION 3.6, do or omit to do any act (or permit such action or omission) which reasonably could be expected to cause a material breach of any Seller Contract or of any Lease; or (viii) take any action or fail to take any action that would reasonably be expected to cause any of the representations, warranties or covenants contained herein to be untrue or incorrect in any material respect or incapable of being performed or satisfied on the Closing Date. Notwithstanding the foregoing, however, Seller shall not be obligated to solicit new subscribers or open accounts for new subscribers. Prior to the Closing Date, Seller shall maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof, except for changes in such insurance that are made in the Ordinary Course of Business.

                3.9.2. NOTICE OF MATERIAL ADVERSE CHANGE.

                Promptly after Seller has knowledge thereof, Seller shall, through the Closing Date, notify Buyer of any material adverse change in the Assets or the Leases and shall provide Buyer with all information (including, without limitation, copies of all documents relating thereto) reasonably requested by Buyer concerning any Claims instituted, threatened or asserted against or affecting the Assets, the Leases or the Employees at law or in equity before or by any Governmental Authority.

                Promptly after Seller has knowledge thereof, Seller shall, through the Closing Date, also notify Buyer in writing of the occurrence of any event, or the failure of any event to occur, prior to the Closing that results in a breach of any of the covenants, representations or warranties made by or on behalf of Seller in this Agreement or any other Seller Document furnished in connection with or pursuant to this Agreement, but such notification shall not excuse breaches of representations, warranties, covenants or agreements disclosed in such notification.

                Promptly after Buyer has knowledge thereof, Buyer shall, through the Closing Date, notify Seller in writing of the occurrence of any event, or the failure of any event to occur, prior to the Closing that results in a breach of any of the covenants, representations or warranties made by or on behalf of Buyer in this Agreement or any other Buyer Document furnished in connection with or pursuant to this Agreement, but such notification shall not excuse breaches of representations, warranties, covenants or agreements disclosed in such notification.

       3.10.    PUBLIC ANNOUNCEMENTS.

                Except as may be otherwise required for compliance with applicable Laws or Nasdaq or stock exchange requirements, neither Buyer nor Seller shall issue or approve any news release or other public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other party hereto (which approval shall not be unreasonably delayed or withheld), and Buyer and Seller shall cooperate as to the timing and contents of any such prior release or public announcement.

       3.11.    CERTAIN EMPLOYEES.

                (a) Buyer may, but shall not be obligated to, make offers of employment effective following the Closing Date to any employees of Seller employed with respect to the Business, and Seller shall use its commercially reasonable best efforts to encourage such employees to accept any such offers of employment. Seller shall promptly notify Buyer if any such employee of Seller ceases to be employed by Seller prior to the Closing or if any such employee advises any executive officer or manager of Seller, orally or in writing after the date hereof and before the Closing, that he or she intends to terminate his or her employment with Seller or to refuse employment by Buyer after the Closing. Except as expressly set forth in this SECTION 3.11, Buyer shall not be liable to any person for any severance pay obligation arising as a result of the transactions contemplated herein.

                (b) Without limiting the foregoing, Buyer shall favorably consider employing all of (but shall not be obligated to employ any of) the ten current full-time employees of the Business, who are listed on SCHEDULE 3.11. Buyer shall conduct initial interviews with such Employees as soon as practicable and shall promptly notify Seller of its determinations as to whether or not to employ such employees. If, within one year following the Closing, Buyer terminates its employment of any such employee it initially employed following the Closing (a "Continuing Employee") because such Continuing Employee's job function is no longer required in the Raleigh/Durham, North Carolina area, Buyer shall pay that Continuing Employee a one-time severance payment equal to the product of (i) such Continuing Employee's current monthly salary, multiplied times (ii) the lesser of (x) six months, or
(y) the number of months remaining in such one-year period. If, within one year following the Closing, Buyer terminates its employment of any Continuing Employee for any other reason (other than cause), Buyer shall pay that Continuing Employee a one-time severance payment equal to such Continuing Employee's current monthly salary. In no event that Buyer shall be obligated to pay any severance if a Continuing Employee voluntarily terminates employment with the Company.

       3.12.    ALLOCATION OF PURCHASE PRICE.

                Seller and Buyer each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the Assets and the Confidentiality and Non-competition Agreement as set forth on SCHEDULE
3.12. Seller and Buyer agree, pursuant to Section 1060 of the Code, that the Purchase Price shall be allocated in accordance with this SECTION 3.12, and that all income tax returns and reports shall be filed consistent with such allocation.

       3.13.    BULK SALES LAWS.

                Buyer and Seller agree to waive compliance with all bulk transfer or similar laws that may be applicable to the transactions contemplated by this Agreement.

       3.14.    CONFIDENTIALITY.

                Buyer agrees and acknowledges that all Seller Information shall constitute "Evaluation Material" for purposes of that certain letter agreement ("Letter Agreement") dated April 18, 1996, by and between Buyer and McClatchy

Newspapers, Inc., Seller's parent corporation and sole shareholder ("McClatchy"), and Buyer shall continue to be bound by the terms and conditions of such Letter Agreement, which shall survive any termination of this Agreement (other than the closing of the transactions contemplated by this Agreement); provided, however, that each of Seller and McClatchy acknowledges and agrees that Buyer may disclose such Seller Information as Buyer determines, upon the advice of counsel or Buyer's underwriters, is reasonably necessary to be disclosed in connection with the Securities Offering.

       3.15.    ROCKY MOUNT.

                If requested by Buyer, Seller shall use its commercially reasonable best efforts to assist Buyer in its efforts to cause Rocky Mount School officials to continue to locate equipment at such school on substantially similar terms as those under which Seller currently locates equipment there.

       3.16.    CLOSING SUBSCRIBER FILE.

                Two (2) days prior to the Closing Date, Seller shall deliver a file of all Nando.net subscribers who have indicated to Seller, as of the date of delivery that they wish to continue service with Buyer and who have elected to use one of Buyer's standard dial-up plans, which list shall be acceptable to Buyer in its reasonable discretion and shall be in the form described on, and shall include the information set forth on, SCHEDULE 3.16 (the "Closing Subscriber File").

       3.17.    COOPERATION WITH BUYER'S ACCOUNTANTS

                Seller acknowledges that Buyer is attempting to conduct the Securities Offering and agrees to cooperate with and assist Buyer and Buyer's accountants in preparing any financial statements relating to the Leases, the Assets or the business in connection therewith that are required by the SEC in connection with such offering; provided, however, that Buyer shall not be required to incur any out-of-pocket expense in connection with the preparation of such financial statements.

       3.18.    OPTIONS WITH RESPECT TO THE LEASE AND SUBLEASES

                Seller hereby grants to Buyer an option to sublease certain sites at each of the locations specified on Schedule 4.10 and an option to lease space at 505 W. Franklin Street, Chapel Hill, North Carolina 27516 (collectively, the "Options"). Each of the Options shall be exercisable upon fourteen (14) days' prior written notice to Seller. Each unexercised Option shall terminate on October 31, 1996. In the event Buyer exercises any Option, each of the Seller and Buyer shall promptly (but in no event prior to the Closing Date) execute and deliver to the other party the Real Estate Lease, substantially in the form attached hereto as Exhibit E, or a

Sublease, substantially in the form attached hereto as Exhibit F, as the case may be.

       3.19.    CERTAIN PAYMENTS.

                In the event that Seller receives, prior to the expiration of the Transition Period, a payment from a Nando.net Subscriber who becomes a Buyer subscriber, which payment relates to any period following the Closing Date for Internet access services, Seller shall promptly send the amount of such payment to Buyer. For purposes of this SECTION 3.19, so long as Seller has provided Buyer with documentation promptly following the Closing Date showing amounts owed to it by Nando.net Subscribers as of the Closing Date for services rendered on or before the Closing Date, all payments received by Seller from Nando.net Subscribers who become Buyer subscribers shall be deemed to relate to the period prior to and including the Closing Date, unless (i) such payment is clearly marked otherwise, or (ii) Seller receives a payment from a subscriber greater than the amount billed by Seller to such subscriber for unpaid services rendered prior to and including the Closing Date (in which case Seller shall promptly send Buyer the difference between the amount owed to Seller and the amount of such payment).

                In the event that Buyer receives, prior to the expiration of the Transition Period, a payment from a Nando.net Subscriber who becomes a Buyer subscriber, which payment relates to any period prior to and including the Closing Date for Internet access services, Buyer shall promptly send the amount of such payment to Seller. For purposes of this SECTION 3.19, all payments received by Buyer from Nando.net Subscribers who become Buyer subscribers shall be deemed to relate to a period following the Closing Date unless (i) such payment is clearly marked otherwise or (ii) (a) Buyer receives a payment from a subscriber greater than the amount billed by Buyer to such subscriber for services rendered following the Closing Date (in which case Buyer shall promptly send to Seller the difference between the amount owed to Buyer and the amount of such payment) and (b) Seller provides Buyer with documentation showing that such subscriber had not paid Seller in full for Internet access services rendered by Seller on or prior to the Closing Date.


       3.20.    NEW SUBSCRIBERS

                During the first calendar month following the Closing Date, Buyer shall use its commercially reasonable efforts to take calls and inquiries from callers located in the Raleigh-Durham Triangle Area and to sign up such callers as Buyer's customers under one of Buyer's standard dial-up Internet access service plans. Buyer shall waive its standard sign up fee of $35 for each such caller (i) who signs up for such service during the first calendar month following the Closing Date and (ii) who mentions one of the newspaper advertisements carried by Seller which describe Buyer's promotion to waive its standard sign up fee for new customers in the Raleigh-Durham Triangle Area.

                Buyer shall pay Seller $70.00 for each New Subscriber (the "New Subscriber Fee") in accordance with this SECTION 3.20; provided, however, in no event shall the number of New Subscribers for whom Buyer shall pay the New Subscriber Fee be greater than that number obtained by subtracting the actual number of Continuing Subscribers from 10,000. Within ten (10) days after the Second Measurement Date, Buyer shall deliver to Seller a report identifying the number of New Subscribers signed up by Buyer pursuant to this SECTION 3.20 and a fully executed copy of the Second Promissory Note (representing the aggregate New Subscriber Fee), or, in the event that funds were raised through a stock offering or other financing which Buyer would have been required to use to pay down the principal and accrued but unpaid interest under the Second Promissory Note pursuant to SECTION 2.5, Buyer shall pay to Seller such funds, not to exceed what would otherwise be the initial principal amount of the Second Promissory Note, and the initial principal amount of the Second Promissory Note so issued shall be reduced accordingly.


4.   REPRESENTATIONS AND WARRANTIES BY SELLER

                Seller hereby represents and warrants to Buyer as follows:

       4.1.     ORGANIZATION AND STANDING.

                Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has the full and unrestricted corporate power and authority to own, operate, lease and otherwise to hold the Assets, to carry on its business as currently conducted, to execute and deliver this Agreement and each Seller Document and to carry out the transactions contemplated hereby and thereby. Seller is duly qualified to conduct business as a foreign corporation and is in good standing in the states set forth on SCHEDULE 4.1. Seller is not qualified to conduct business in any other jurisdiction, and, except as disclosed on SCHEDULE 4.1, neither the nature of the Business nor the character of the Assets makes any such qualification necessary, except for such jurisdictions where the failure to be so qualified would not have a material adverse effect on the Assets or the Business.

       4.2.     SUBSIDIARIES.

                Seller has no subsidiaries and no equity investment or other interest in any corporation, association, partnership, joint venture or other entity, in each case that relates to the Business.

       4.3.     CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS.

                Seller has furnished to Buyer a true and complete copy of the certificate or articles of incorporation of Seller, as currently in effect, and a true and complete copy of the bylaws of Seller, as currently in effect.

       4.4.     EMPLOYEES.

                Seller has no written employment contract with any person with respect to the Business except any employment contracts as are set forth on
SCHEDULE 4.4. SCHEDULE 4.4 lists all current employees of Seller with respect to the Business (collectively, the "Employees"), showing each such person's name, position, initial employment date, and weekly base rate remuneration (without exclusions for deduction pursuant to Code Sections 125 or 401(k)), plus actual bonus or incentive compensation paid year to date and the total taxable compensation for the current fiscal year. Except as set forth on
SCHEDULE 4.4 or otherwise entered into in the Ordinary Course of Business, other than general understandings which may exist for employment at will, no oral understandings currently exist between any executive officer or other representative of Seller authorized to enter into such understandings on behalf of Seller and any Employee of the Business regarding changes in compensation, promotion or any other change in status. Except as specified on SCHEDULE 4.4, as of the date of this Agreement, no Employee has advised any executive officer, manager or supervisor of Seller, orally or in writing, that he or she intends to terminate such employment or to refuse employment by Buyer after the Closing, if Buyer offers such employment.

       4.5.     REVENUE STATEMENTS.

                Seller has furnished to Buyer, and there are attached hereto as
SCHEDULE 4.5, true and correct copies of the Seller's revenue statements relating to the Assets and the Business for the period from January 1, 1996 through and including June 30, 1996, which statements present fairly the revenue generated from the Assets and the Business as of the dates indicated.

       4.6.     NO LIABILITIES.

                Except as described in SCHEDULE 4.6, Seller has no material liabilities (whether contingent or absolute, matured or unmatured, known or unknown, including, without limitation, unasserted claims relating to the Assets or any Lease), except for liabilities and obligations which were incurred in the Ordinary Course of Business since March 31, 1996.

       4.7.     TAXES.

                There has been no failure to pay, collect, withhold or remit any Taxes with respect to any period prior to and including the date of this Agreement and the Closing Date and no failure to file any return, report or statement affecting any Taxes with respect to any period prior to and including the date of this Agreement and the Closing Date that will result in a lien on the Assets or in the imposition of transferee or other liability on Buyer for the payment of any Taxes.

       4.8.     CONDUCT OF BUSINESS; ABSENCE OF MATERIAL ADVERSE CHANGE.

                Other than as set forth in SCHEDULE 4.8, since March 31, 1996, there has been no material adverse change in the Business (financial or otherwise) or the Assets. Except as set forth in SCHEDULE 4.8, since March 31, 1996, Seller has conducted the Business diligently and substantially in the manner heretofore conducted and only in the Ordinary Course of Business. Except as set forth in SCHEDULE 4.8 or except to the extent that such action or inaction could not reasonably be expected to materially and adversely affect the maintenance or servicing of the Assets, since March 31, 1996 Seller has not: (a) mortgaged, pledged or subjected to any Encumbrance any of the Assets;
(b) sold, exchanged, transferred or otherwise disposed of any of the Assets, except in each case in the Ordinary Course of Business; (c) made or permitted any renewal, extension, amendment or termination of any material Seller Contract or any Lease other than in the Ordinary Course of Business; (d) through negotiation or otherwise made any commitment or incurred any liability to any labor organization with respect to employees of the Business; (e) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee of the Business, other than in the Ordinary Course of Business; or (f) entered into any agreement to do any of the foregoing.

       4.9.     TITLE TO THE ASSETS.

                Seller is the sole and exclusive legal and equitable owner of, and has good title to, the Assets free and clear of any Encumbrances, except as set forth in SCHEDULE 4.9. On the Closing Date, Buyer shall acquire good title to or a valid leasehold interest in, as applicable, and all right, title and interest in, the Assets, free and clear of all Encumbrances.

       4.10.    REAL PROPERTY.

                4.10.1.   LEASES.

                SCHEDULE 4.10 lists all leases and subleases of real property occupied for use by Seller in connection with the service and maintenance of the Assets and under which Seller is a lessor, except for Excluded Assets (collectively, "Leases").

Seller is the owner and holder of all the leasehold interests purported to be granted by such Leases, in each case free and clear of all Encumbrances, except as set forth on SCHEDULE 4.9. Each Lease is valid and binding obligation of Seller, and to Seller's knowledge of the other parties thereto, is in full force and effect and is legally enforceable in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, applicable equitable principles or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Except as set forth on SCHEDULE 4.10, no Lease has been modified or amended, nor any material provision thereof waived, and each Lease constitutes the entire agreement between the landlord and tenant thereunder with respect to the premises demised thereunder. The lessors under the Leases are holding security deposits in the amounts set forth on SCHEDULE 4.10. Seller is not in default under any such Lease, nor does any condition exist that, with notice or lapse of time or both would constitute a default thereunder by Seller. To the knowledge of Seller, no other party to any such Lease (i) is in default thereunder in any material respect, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder by any party other than Seller or (ii) has threatened in writing to cancel or otherwise terminate any such Lease. The premises leased under the Leases are in sufficient condition and repair, reasonable wear and tear excepted, to operate the Business therein in the manner in which it its currently being operated. True and complete copies of all Leases have been furnished to Buyer.

                4.10.2.   VIOLATION OF LAWS.

                Seller has not received any written notice that the premises leased pursuant to the Leases or the fixtures and improvements located therein currently fail to conform with any applicable material contractual requirements or building, zoning, subdivision, land-use, fire and other Laws pertaining to or affecting such property.

                4.10.3.   CONDEMNATION.

                To Seller's knowledge, no portion of any property leased pursuant to the Leases or any fixture or improvement thereon is the subject of any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, or are, or will be, the subject of any such proceeding.

       4.11.    SELLER CUSTOMERS AND CONTRACTS.

                SCHEDULE 4.11 sets forth a true and complete list of all customer or subscriber contracts, agreements, commitments, arrangements or understandings (both written and oral) relating to the Business and operations thereof to which Seller is a party, except for other instruments included in the Excluded Assets.

                Except as set forth on SCHEDULE 4.11, Seller has not entered into any binding agreement with respect to any Seller Contract that could adversely affect Seller's ability to enforce its rights under such Seller Contract. Seller has delivered true and complete copies of all written Seller Contracts listed on SCHEDULE 4.11 (and all amendments and modifications thereto) to Buyer prior to the execution of this Agreement.

                Each Seller Contract is in full force and effect, and constitutes a valid and binding obligation of Seller, and, to Seller's knowledge, the other party thereto, and is legally enforceable in accordance with its terms. Seller is not in default under any Seller Contract and, to its knowledge, there does not exist any event that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. To Seller's knowledge, there exists no default by any other party to any Seller Contract. Within the last year, Seller has not received any written notice from any other party to a Seller Contract pursuant to which such other party threatened cancellation or revocation of such Seller Contract.

       4.12.    NUMBER OF SUBSCRIBERS.

                As of the date set forth in SCHEDULE 4.12, the number of subscribers to the Business is equal to that number specified on SCHEDULE 4.12.

       4.13.    BOOKS AND RECORDS.

                Seller has maintained adequate business records with respect to the Employees and the Assets, and Seller is not aware of any material deficiencies in such business records.

       4.14.    LITIGATION; DISPUTES.

                4.14.1.   NO LITIGATION; COMPLIANCE WITH LAW.

                There are no actions, suits, claims, arbitrations, proceedings or investigations pending, or to Seller's knowledge threatened or reasonably anticipated against, or involving any Employee or Asset, or the transactions contemplated by this Agreement or any other Seller Document, at law or in equity, or before or by any arbitrator or Governmental Authority, domestic or foreign. Seller is not operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any arbitrator or Governmental Authority relating to the Employees, the Assets or the Leases.

                4.14.2.  NO DISPUTES.

                Except as disclosed on SCHEDULE 4.14, Seller is not currently involved in, and does not reasonably anticipate, any dispute relating to the Employees or the Assets with any current or former employee, customer, broker, vendor or business consultant or any other person, where the amount in controversy, or reasonably expected to be in controversy, is in excess of $1,000.00.

       4.15.    LABOR RELATIONS.

                Seller does not know of any basis for and does not reasonably anticipate, and is not currently involved in, any disputes, strikes, work stoppages, grievance proceedings, union organization efforts or other similar controversies between Seller and any union or other collective bargaining unit representing the Employees. Seller has complied and is in compliance in all material respects with all Laws relating to employment or the workplace of the Employees, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except for any such noncompliance which would not have a material adverse effect on the Assets. There are no collective bargaining agreements, employment agreements between Seller and any of its Employees, or professional service agreements not terminable at will relating to the Business or any of the Assets. The sale of the Assets to Buyer pursuant to the terms of this Agreement will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any current or former employee or independent contractor of Seller, except as expressly contemplated in SECTION 3.11.

       4.16.    PENSION AND BENEFIT PLANS.

                4.16.1.   SCHEDULE OF PLANS.

                Except as set forth in SCHEDULE 4.16, neither Seller nor any Common Control Entity (a) currently sponsors or maintains or has ever sponsored or maintained since July 1, 1990, any Plan or Other Arrangement and that covers Employees, (b) is or has been since July 1, 1990 a party to any Plan or Other Arrangement and that covers Employees, or (c) has any obligations under any Plan or Other Arrangement and that covers Employees.

                4.16.2.  COPIES OF DOCUMENTS.

                Seller has furnished to Buyer true and complete copies of: (1) summary plan descriptions, as they currently exist, for each of the Plans that covers Employees; (2) the complete plan document and most recent Form 5500 for each Plan in existence as of January 1, 1996, which is a Qualified Plan and which covers Employees; (3) a list of all Employees who participate in a Plan that is a cash or deferred arrangement described in Section 401(k) of the Code, and the percentage of compensation currently contributed by each such person; and (4) a list of all Employees who participate in a Plan providing medical benefits, the sex and date of birth of each such Employee and whether said participation is on the basis of single, single plus one dependent or family coverage.

                4.16.3.   MULTIEMPLOYER PLANS.

                Except as set forth on SCHEDULE 4.16, no Plan that covers Employees is a Multiemployer Plan.

                4.16.4.   COMPLIANCE WITH LAW.

                In connection with the operation of the Business, Seller has complied with all material provisions of the Code, ERISA, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Fair Labor Standards Act, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other Laws pertaining to the Plans, Other Arrangements and other employee or employment related benefits to the extent that such Plans, Other Arrangements and benefits cover the Employees, and all premiums and assessments relating to all such Plans or Other Arrangements. Seller has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest), or for any arrearages of wages, on account of or on behalf of any Employee. Seller has no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Plan that covers Employees, and there exist no facts that could reasonably be likely to give rise to such a claim.

                4.16.5.   POST-RETIREMENT PLANS.

                SCHEDULE 4.16 identifies all post-retirement medical, life insurance or other post-retirement programs promised, provided or otherwise due now or in the future under any Plan to current, former or retired Employees. Buyer shall have no liability to any current, former or retired Employee under any such benefit program.

       4.17.    ENVIRONMENTAL.

                4.17.1.   COMPLIANCE WITH LAW.

                Seller has complied and is in compliance with all Environmental Laws, and has no liability under any Environmental Law with respect to the Business, the Assets and the Leases, including, but not limited to, those Environmental Laws relating to employment or the workplace, and Seller has no knowledge that any property or any building, structure, fixture, appurtenance or other improvement thereon used in connection with maintaining and servicing the Assets are not in compliance with, all Environmental Laws.

                4.17.2.   COMPLAINTS AND OSHA MATTERS.

                There are no citations, complaints, directives, notices or information requests filed or issued by any governmental authority against the Seller and relating to the Assets, the Leases or the Business (and Seller has no knowledge of any fact(s) which might reasonably form the basis for any such actions or notices), and there are no legal proceedings commenced or, to Seller's knowledge, threatened by private parties against the Seller and relating to the Assets, the Leases or the Business with respect to violations or alleged violations of any Environmental Laws or Laws governing occupational health and safety matters.

                4.17.3.   INFORMATION.

                Seller has provided Buyer with true and complete copies of all written environmental audits, assessments, inspections or occupational health studies relating to the Assets or the Leases or the conduct of the Business that Seller has in its possession or control and that was undertaken by, or at the direction of, any Governmental Authority, Seller, any predecessor in interest, or any prior potential purchaser.

       4.18.    AUTHORIZATION.

                The execution, delivery and performance by Seller of this Agreement, and each other Seller Document, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors (which authorization has not been modified or rescinded and is in full force and effect), and do not and will not: (a) conflict with, or violate any term or provision of (i) any Law having applicability to Seller, any of the Assets or the Leases, or the Business, the effect of which would have an adverse material effect on the Assets, or (ii) any provision of the certificate or articles of incorporation or bylaws of Seller; (b) except for the consents required as set forth on
SCHEDULE 4.21, conflict with, or result in any material breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any material agreement to which Seller is a party or by which it, or any of the Assets are bound; or (c) except for the consents required as set forth on SCHEDULE 4.21, result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, Seller, or any of the Assets. No other corporate action on the part of Seller or its Affiliates is necessary for Seller to enter into this Agreement and all other Seller Documents and to consummate the transactions contemplated hereby and thereby.

       4.19.    ABSENCE OF VIOLATION; COMPLIANCE WITH LAWS.

                Seller has complied and is in compliance in all material respects with all Laws applicable to the Business, the Leases and the Assets.

                Except for business licenses and qualifications necessary to transact business as a foreign corporation, Seller is not required to hold or obtain any permit, license, approval or similar authorization from any Governmental Authority in any jurisdiction in order to conduct the operations of the Business as presently conducted and to own, use and maintain the Leases and the Assets, except where the failure to do so would not have a material adverse effect on the Assets.

                Neither Seller nor any of its officers, directors, employees or agents has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, or any other unlawful inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the Business, including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist Seller in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. The Business is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements.

       4.20.    BINDING OBLIGATION.

                This Agreement and each other Seller Document constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

       4.21.    CONSENTS AND APPROVALS.

                SCHEDULE 4.21 lists all waivers, consents and approvals that are required in order for Seller to transfer the Assets and the Assumed Liabilities to Buyer.


5.     REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer hereby represents and warrants to Seller as follows:

       5.1.     ORGANIZATION AND STANDING.

                Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full and unrestricted corporate power and authority to carry on its business as currently conducted, to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby.

       5.2.     AUTHORIZATION.

                The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors (which authorization has not been modified or rescinded and is in full force and effect), and do not and will not: (a) conflict with, or violate any term or provision of (i) any Law having applicability to Buyer, the effect of which would have a material adverse effect on Buyer, or (ii) any provision of the certificate of incorporation or bylaws of Buyer, or (b) conflict with, or result in any material breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any material agreement to which Buyer is a party or by which Buyer is bound. No other corporate action is necessary on the part of Buyer for Buyer to enter into this Agreement and all other Buyer Documents and to consummate the transactions contemplated hereby and thereby.

       5.3.     BINDING OBLIGATION.

                This Agreement and each other Buyer Document constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

       5.4.     LITIGATION; DISPUTES.

                There are no actions or proceedings pending, or to Buyer's knowledge threatened or reasonably anticipated seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or any other Buyer Document, at law or in equity, or before or by any Governmental Authority.


6.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

       6.1.     REPRESENTATIONS AND COVENANTS.

                (a) The representations and warranties of Seller made in this Agreement or in any other Seller Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for any such representations or warranties which expressly relate to a prior date); and (b) Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other Seller Document to be performed or complied with by Seller prior to the Closing.

       6.2.     CONSENTS.

                Seller shall have obtained on or prior to the Closing Date the consents, authorizations or approvals listed on SCHEDULE 4.21, each of which consent, authorization and approval shall be in form and substance reasonably satisfactory to Buyer.

       6.3.     DELIVERY OF DOCUMENTS.

                Seller shall have delivered to Buyer on or before the Closing Date the Seller Documents and all other agreements, instruments, and documents required to be delivered by Seller to Buyer pursuant to SECTION 8.2.

                Seller shall have delivered to Buyer on or before the second day prior to the Closing Date the Closing Subscriber File.

       6.4.     LEGAL PROCEEDINGS.

                No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) to restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document, or which could reasonably be expected to prevent, limit, restrict or impair the ownership, use, operation or enjoyment of the Assets by Buyer, other than an action or proceeding instituted or threatened by Buyer or its Affiliates.

       6.5.     MATERIAL ADVERSE CHANGE.

                There shall have been no material adverse changes since March 31, 1996 in the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller), except (i) changes contemplated by this Agreement, (ii) changes in the number of subscribers to the Business, and (iii) changes in the Ordinary Course of Business that are not (either individually or in the aggregate) materially adverse.

       6.6.     DUE DILIGENCE.

                Buyer shall have completed its due diligence investigation of Seller, the Employees and the Assets, having determined (in Buyer's reasonable discretion) that no development has occurred or information has been discovered that has, or is reasonably likely to have, or indicates, a material adverse effect on the Assets (including, without limitation, Seller's revenues, profits, liabilities, or prospects relating to the Assets), except as may result from the items identified in SECTION 6.5 (i), (ii) or (iii) above.

       6.7.     SEC AUDIT REQUIREMENT; DELAY OF SECURITIES OFFERING.

                The SEC shall not require: (i) the preparation of audited financial statements concerning the Assets or the business related thereto in connection with Buyer's Securities Offering; or (ii) any other action specifically related to Buyer's purchase of the Assets or the other transactions contemplated by this Agreement that would have the effect of delaying the Securities Offering; provided, however, that in the event the SEC requires any such audited financial statements, Buyer shall use its commercially reasonable best efforts to demonstrate to the SEC that such financial statements should not be required, but only so long as such efforts would not result in a delay of the Securities Offering.


7.     CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

                The obligations of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following conditions:

       7.1.     REPRESENTATIONS AND COVENANTS.

                The representations and warranties of Buyer made in this Agreement or in any other Buyer Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other Buyer Document to be performed or complied with by Buyer prior to the Closing.

       7.2.     DELIVERY OF BUYER DOCUMENTS.

                Buyer shall have delivered to Seller on or before the Closing Date that portion of the Purchase Price required to be delivered at Closing pursuant to Section 2.3, the Buyer Documents and all other agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to SECTION 8.3.

       7.3.     LEGAL PROCEEDINGS.

                No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) to restrain, prohibit, or invalidate the transactions contemplated by this Agreement or any other Buyer Document, other than an action or proceeding instituted or threatened by Seller or any of its Affiliates.


8.     THE CLOSING

       8.1.     CLOSING.

                The Closing hereunder shall be held on September 30, 1996 at a time and place agreed upon by Buyer and Seller.

       8.2.     DELIVERIES BY SELLER.

                At or before the Closing, Seller shall deliver to Buyer the following:

                8.2.1. ASSIGNMENT DOCUMENTS AND AGREEMENTS.

                The following statements, assignments and other instruments of transfer, dated as of the Closing Date and duly executed by Seller, in form and substance sufficient to transfer and convey to Buyer all of Seller's right, title and interest (of the quality required in this Agreement) in and to the Assets and reasonably satisfactory to counsel to Buyer:

                          (i)     the Assignment and Assumption of Contracts
substantially in the form attached hereto as Exhibit A;

                          (ii)    each Buyer Lease substantially in the form
attached hereto as Exhibit E or Exhibit F, as appropriate; and

                          (iii)   all such other general instruments of
transfer, assignment and conveyance, assignments, evidences of consent (as required by SECTION 6.2) or waiver, and other instruments or documents in form and substance reasonably satisfactory to Buyer, as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Assets to Buyer and effectively vest in Buyer all right, title and interest in the Assets free and clear of any and all Encumbrances, together with possession (or constructive possession, in the case of intangibles) thereof, all in accordance with the terms and conditions of this Agreement.

                8.2.2.    CONFIDENTIALITY AND NON-COMPETITION AGREEMENT.

                The Confidentiality and Non-competition Agreement, substantially in the form attached hereto as Exhibit C, dated as of the Closing Date and duly executed by Seller.

                8.2.3.    CERTIFIED RESOLUTIONS.

                Copies of the resolutions of the board of directors of Seller, certified by the Secretary of Seller as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby.

                8.2.4.    SELLER OFFICERS' CERTIFICATES.

                (i) A certificate of Seller signed by the President or a Vice-President and the Secretary or an Assistant Secretary of Seller certifying to the fulfillment of the conditions identified in SECTION 6.1; and

                (ii) A certificate signed by the Secretary or an Assistant Secretary of Seller as to the incumbency of the officers of Seller executing this Agreement or any of the other Seller Documents on behalf of Seller.

                8.2.5. LIEN SEARCHES.

                A report dated not more than ten (10) days prior to the Closing Date of the appropriate filing officers in the jurisdictions specified in
SCHEDULE 8.2 evidencing no financing statements, tax liens, mechanic's, materialmen's, judgment or other statutory liens on file with respect to the Assets, and, if such report evidences that financing statements, tax liens, mechanic's, materialmen's, judgment or other statutory liens are on file with respect to any of the Assets, a termination statement or other appropriate document signed by the secured party or lien holder evidencing the release or termination of such financing statement or such lien and, if applicable, a payoff letter from such secured party or lien holder.

                8.2.6. OTHER DOCUMENTS.

                Such other certificates, instruments, opinions or documents as Buyer may reasonably request in order to effect and document the transactions contemplated hereby.

       8.3.     DELIVERIES BY BUYER.

                At or before the Closing, Buyer shall deliver to Seller the following:

                8.3.1. PURCHASE PRICE PAYMENT.

                That portion of the Purchase Price payable at the Closing in the amount and manner set forth in SECTION 2.3.

                8.3.2. AGREEMENTS.

                The following agreements, dated as of the Closing Date and duly executed by Buyer:

                (i) the Assignment and Assumption of Contracts substantially in the form attached hereto as Exhibit A;

                (ii) the Confidentiality and Non-competition Agreement substantially in the form attached hereto as Exhibit C; and

                (iii) each Buyer Lease substantially in the form attached hereto as Exhibit E or Exhibit F, as appropriate.


                8.3.3.    CERTIFIED RESOLUTIONS.

                Copies of the resolutions of the board of directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

                8.3.4. OFFICERS' CERTIFICATES.

                (i) A certificate of Buyer signed by the President or a Vice President and the Secretary or an Assistant Secretary of Buyer certifying to the fulfillment of the conditions identified in SECTION 7.1; and

                (ii) a certificate signed by the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officers of the Buyer executing this Agreement or any of the other Buyer Documents on behalf of Buyer.

                8.3.5. LIEN SEARCHES.

                A report dated not more than ten (10) days prior to the Closing of the appropriate filing officers in the jurisdictions specified in SCHEDULE
8.3 evidencing no financing statements, tax liens, mechanic's, materialmen's judgment or other statutory liens (for purposes of this section, collectively, "Liens") on file with respect to the assets in which Buyer is granting Seller a security interest pursuant to the Security Agreement (the "Secured Assets"), and, if such report evidences that any Liens are on file with respect to any of the Secured Assets, a termination statement or other appropriate document signed by the secured party or Lien holder evidencing the release or termination of such Lien and, if applicable, a pay-off letter from such secured party or Lien holder; provided, however, that to the extent that any such Liens on file relate to tangible or intangible assets acquired by Buyer from PSINet pursuant to that certain Asset Purchase Agreement between Buyer and PSINet dated as of June 28, 1996, as amended, and involve a secured party other than PSINet, Buyer shall only be required to use its commercially reasonable efforts to secure (i) a termination statement or other appropriate document evidencing the release or termination of such Lien and (ii) if applicable, a pay off letter from such secured party or Lien holder, and Buyer shall be deemed not to be in breach of its obligations under this SECTION 8.3.5 if Buyer uses its commercially reasonable efforts and fails to secure such termination statement, other appropriate document or pay off letter.

                8.3.6. OTHER DOCUMENTS.

                Such other certificates, instruments, opinions or documents as Seller may reasonably request in order to effect and document the transactions contemplated hereby.


9.     SURVIVAL; INDEMNIFICATION

       9.1.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                The representations, warranties and covenants contained in this Agreement and the indemnification obligations set forth in this ARTICLE 9 shall survive for a period of two years following the Closing Date and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer; provided, however, that the representations and warranties set forth in SECTION 4.7,
SECTION 4.16 or SECTION 4.17 shall each survive until the expiration of any applicable statute of limitations period.

                Notwithstanding the foregoing, if written notice of a claim for indemnification has been given to the Indemnifying Party by the Indemnified Party pursuant to SECTION 9.4 prior to the expiration of the applicable representations, warranties and covenants, all relevant representations, warranties and covenants and the obligation to indemnify therefor shall survive for the purposes of such claim until such claim has been finally resolved.


       9.2.     INDEMNIFICATION BY SELLER.

                Subject to the conditions and provisions of this ARTICLE 9, Seller agrees to indemnify, defend and hold harmless Buyer from, against and with respect to any and all Losses, asserted against, resulting to, imposed upon or incurred by the Buyer, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claim against Buyer (whether absolute, accrued, contingent or otherwise and whether a contractual, Tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to SECTION 2.4, arising out of, relating to or resulting from the businesses of Seller, or relating to or resulting from the Assets during the period prior to the Closing Date or the operation of the Business; (b) any misrepresentation or breach of the representations and warranties of Seller contained in this Agreement or in any other Assignment Document or in either officers' certificate delivered pursuant to SECTION 8.2.4 hereof; (c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to this Agreement or any other Assignment Document; or (d) any liability or obligation of or claim against Buyer or any of the Assets by virtue of the application of bulk sales or other similar laws to the sale and transfer of the Assets to Buyer.

       9.3.     INDEMNIFICATION BY BUYER.

                Subject to the conditions and provisions of this ARTICLE 9, Buyer hereby agrees to indemnify, defend and hold harmless Seller from, against and with respect to any and all Losses, asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claims against Seller (whether absolute, accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation or claim) expressly assumed by Buyer pursuant to SECTION 2.4 or relating to or resulting from the Assets during the period from and after the Closing

Date; (b) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any other Assignment Document or in either officers' certificate delivered pursuant to
SECTION 8.3.4; or (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement or any other Assignment Document. Notwithstanding the foregoing, in no event shall Buyer have any indemnification obligation to Seller pursuant to this SECTION
9.3 for any Losses otherwise indemnifiable hereunder to the extent that such Losses directly relate to a liability, obligation or claim with regard to the failure to obtain any waiver, consent or approval from any party to any Seller Contract or Lease that is required in order for Seller to assign any such Seller Contract to Buyer or for Seller to enter into any Buyer Lease with Buyer, as the case may be; provided, however, that Buyer shall remain liable for any other Losses indemnifiable pursuant to this SECTION 9.3 not directly relating to such a liability, obligation or claim.

       9.4.     CONDITIONS OF INDEMNIFICATION.

                The obligations and liabilities of Seller, on the one hand, and of Buyer, on the other hand, hereunder with respect to their respective indemnities pursuant to this ARTICLE 9, resulting from any Losses, shall be subject to the following terms and conditions:

                9.4.1.    NOTICE.

                The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), written notice of any such Losses specifically identifying the matters which have given rise to such losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure or such failure prejudices the Indemnifying Party's ability to settle or defend such claim.

                9.4.2.    COUNSEL.

                The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense of all such Losses at the Indemnifying Party's risk and expense. In the event the Indemnifying Party elects to undertake such defense, the Indemnified Party shall cooperate with and furnish reasonable assistance to the Indemnifying Party in defense of such Losses.

                9.4.3.    RIGHT TO DEFEND.

                In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable period of time after notice from the

Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing and reasonably acceptable to the Indemnifying Party, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof). In such event (i) the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses of third parties incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred, and (ii) the Indemnifying Party shall cooperate with and furnish reasonable assistance to the Indemnified Party in defense of such Losses.

                9.4.4.   NON-MONETARY HARM.

                Anything in this SECTION 9.4 to the contrary notwithstanding,
(i) if there is a reasonable probability that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate with the Indemnifying Party in the defense, compromise or settlement of the Losses, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance reasonably satisfactory to the Indemnified Party, (iii) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses, and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to the defense of such Losses and use their reasonable efforts in light of the prevailing circumstances to incorporate suggested modifications if such modifications would not adversely affect the Indemnifying Party, and (iv) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith.

10.    TERMINATION

       10.1.    TERMINATION.

                Subject to the provisions of SECTION 10.2 hereof, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated at any time prior to the Closing:

                (a)       by mutual written consent of the parties hereto; or

                (b) by Seller, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or before September 30, 1996; provided, that such failure to close is not a result of a breach of this Agreement by the party or parties seeking to terminate the Agreement.

       10.2.    EFFECT OF TERMINATION.

                In the event this Agreement is terminated as provided in
SECTION 10.1, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder, provided, however, that the obligations of Buyer and Seller set forth in SECTIONS 11.2, 11.3 and 3.14 shall survive such termination. The parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).


11.    GENERAL PROVISIONS

       11.1.    ADDITIONAL ACTIONS, DOCUMENTS AND INFORMATION.

                Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

       11.2.    BROKERS.

                Neither Seller nor Buyer have engaged or incurred any liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other party(ies) for any brokerage fees, finders' fees, commissions or similar liabilities incurred by the indemnified party with respect to any person purporting to act or to have acted for or on behalf of the indemnifying party in connection with the transactions contemplated by this Agreement.

       11.3.    EXPENSES.

                Each party hereto shall pay its own legal, accounting, broker and other professional fees and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

       11.4.    NOTICES.

                All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight courier, addressed as follows:

                          (i)     If to Buyer:

                                  MindSpring Enterprises, Inc.
                                  1430 W. Peachtree, Suite 400
                                  Atlanta, GA 30309
                                  Attention: Charles Brewer
                                  Facsimile: (404) 815-8805

                          (ii)    If to Seller:
                                  Nando
                                  127 West Hargett Street, Suite 406
                                  Raleigh, NC 27601
                                  Attn:    Christian Hendricks
                                           President and Publisher

       with a copy to:            McClatchy Newspapers, Inc.
                                  2100 Q Street
                                  Sacramento, CA 95816
                                  Attn:    Karole Morgan-Prager
                                           General Counsel

or such other address as the addressee may indicate by written notice to the other parties.

                Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

       11.5.    WAIVER.

                No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

       11.6.    BENEFIT AND ASSIGNMENT.

                No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, except that Buyer may assign this Agreement to any entity or person that acquires substantially all of the Assets from Buyer; and any purported assignment in violation of the foregoing shall be void.

                This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

       11.7.    ENTIRE AGREEMENT; AMENDMENT.

                This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

       11.8.    SEVERABILITY.

                If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

       11.9.    HEADINGS.

                The headings of the articles, sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

       11.10.   REMEDIES CUMULATIVE.

                The remedies provided herein shall be cumulative, and shall not preclude any party from asserting any other rights or seeking any other remedies against the other party or such other party successors or permitted assigns, pursuant to this Agreement, as provided under other agreements, and as provided by applicable law. Nothing contained herein shall preclude a party from seeking equitable relief, where appropriate.

       11.11.   GOVERNING LAW.

                This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of North Carolina, excluding the choice of law rules thereof.

       11.12.   SIGNATURE IN COUNTERPARTS.

                This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

       11.13.   TIME OF THE ESSENCE.

                Time is of the essence with respect to this Agreement.

                IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.


                                           BUYER

                                           MINDSPRING ENTERPRISES, INC.



                                           By: /s/ MICHAEL S. MCQUARY
                                              --------------------------
                                           Name:   Michael S. McQuary
                                                ------------------------
                                           Title:  President & COO
                                                 -----------------------


                                           SELLER

                                           THE NEWS AND OBSERVER
                                           PUBLISHING COMPANY



                                           By: /s/ KAROLE MORGAN-PRAGER
                                              --------------------------
                                           Name:   Karole Morgan-Prager
                                                ------------------------
                                           Title:  Secretary
                                                 -----------------------


The undersigned hereby consents and agrees to the terms of SECTION 3.14 hereof.


MCCLATCHY NEWSPAPERS, INC.


By: /s/ KAROLE MORGAN-PRAGER
   ---------------------------------
Name:   Karole Morgan-Prager
     -------------------------------
Title:  General Counsel & Secretary
      ------------------------------

                                    ANNEX I

                            SCHEDULE OF DEFINITIONS


                AFFILIATE shall mean, with respect to an entity, any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such entity. For purposes of this definition, "control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

                AGREEMENT shall mean the Asset Purchase Agreement entered into as of the date hereof by and between Buyer and Seller.

                ASSETS shall mean, collectively, all right, title, benefit and interest of Seller in and to the following assets, rights, benefits and privileges, both tangible and intangible, wherever situated or located, owned, used, held for use or otherwise held by Seller, other than the Excluded Assets:

                (a)  All Seller Contracts and the Buyer Leases; and

                (b) All books, papers, files and records directly relating to the Assets, including, but not limited to, customer lists.

                ASSIGNMENT AND ASSUMPTION OF CONTRACTS shall mean that certain Assignment and Assumption of Contracts, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit A.

                ASSIGNMENT DOCUMENTS shall mean, collectively, this Agreement and the Assignment and Assumption of Contracts.

                ASSUMED LIABILITIES shall mean each of the liabilities and obligations of Seller set forth on SCHEDULE 12.1; provided, however, that in no event shall Buyer assume any of Seller's liabilities or obligations relating to
(a) the payment of Taxes with respect to any period prior to the Closing Date,
(b) any of Seller's Plans or Other Arrangements, which liabilities or obligations are due to any of Seller's current (active or nonactive), former or retired employees for any period prior to the Closing Date, or (c) any liabilities under any Seller Contract or any Lease with respect to services rendered, or events occurring, prior to the Closing Date.

                BUSINESS shall have the meaning specified in the recitals.

                BUYER shall mean MindSpring Enterprises, Inc.

                BUYER DOCUMENTS shall mean, collectively, this Agreement, the Assignment and Assumption of Contracts, the Confidentiality and Non-competition Agreement and, the Buyer Leases.

                BUYER LEASES shall mean, collectively, the Real Estate Lease in the event that Buyer exercises its Option therefor in a timely fashion and each Sublease for which Buyer exercises its Option in a timely fashion.

                CLAIMS shall mean any claim or other assertion of liability by a third party.

                CLOSING shall mean the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

                CLOSING DATE shall mean the time and date on which the Closing takes place, as established by SECTION 8.1.

                CLOSING SUBSCRIBER FILE shall have the meaning set forth in
SECTION 3.16.

                CODE shall mean the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                COMMON CONTROL ENTITY shall mean any trade or business under common control (as such term is defined in Section 4.14(b) or 4.14(c) of the Code) with Seller.

                CONFIDENTIALITY AND NON-COMPETITION AGREEMENT shall mean that certain Confidentiality and Non-competition Agreement, dated as of the Closing Date and executed by Buyer, Seller substantially in the form attached hereto as Exhibit C.

                CONTINUING EMPLOYEE shall have the meaning specified in SECTION 3.11.

                CONTINUING SUBSCRIBERS shall mean the Nando.net Subscribers who remain Buyer's customers and are current in their payments to Buyer for services as of the First Measurement Date.

                EMPLOYEES shall have the meaning specified in SECTION 4.4.

                ENCUMBRANCES shall mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, restrictions, encumbrances, or charges; provided, however, "Encumbrances" shall not include any (i) liens for current taxes and assessments not yet due and payable, including but not limited to, liens for nondelinquent ad valorem taxes and nondelinquent statutory liens arising other than by reason of any default on the part of Seller or its Affiliates, (ii) such liens, minor imperfections of title, or easements on real property, leasehold estates, or personality as do not in any material respect detract from the value thereof and do not in any material respect interfere with the present use of the property subject thereto, (iii) materialmen's, mechanics', workmen's, repairmen's, employees', carriers', warehousemen's and other like liens arising in the Ordinary Course of Business or relating to any construction, rebuilding or repair of any property leased pursuant to the Leases or of the Assets, so long as any such lien does not materially impair the value of such leased property or the Assets, and (iv) rights of the other parties under the Leases and the other leases and agreements included in the Seller Contracts (other than such rights arising in connection with a default thereunder by Seller or an event, which with notice or the passage of time, would constitute a default thereof by Seller, except for any such rights relating to any failure to obtain a consent required to assign such Leases and Seller Contracts to Buyer, which failure is in accordance with the terms of this Agreement).

                ENVIRONMENTAL LAWS shall mean any laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now in effect relating to pollution, protection of the environment or public health and safety, including laws relating to the generation, production, use, storage, treatment, transportation or disposal of Hazardous Materials.

                ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                EXCLUDED ASSETS shall mean all of Seller's right, title and interest in and to the assets set forth on SCHEDULE 12.2.

                FIRST MEASUREMENT DATE shall mean the first day of the third calendar month following the Closing Date.

                FIRST PROMISSORY NOTE shall mean the promissory note in the form attached hereto as Exhibit D in the original principal amount equal to the Purchase Price minus One Hundred Thousand Dollars ($100,000.00).

                GOODWILL shall have the meaning specified in the definition of "ASSETS".

                GOVERNMENTAL AUTHORITY shall mean any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

                HAZARDOUS MATERIALS shall mean any wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes polychlorinated biphenyls (PCBs), asbestos, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

                INDEMNIFIED PARTY and INDEMNIFYING PARTY shall have the respective meanings specified in SECTION 9.4.1.

                IRS shall mean the Internal Revenue Service.

                LAWS shall mean all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention), but specifically excluding Environmental Laws.

                LEASES shall mean the leases described on SCHEDULE 4.10.

                LOSSES shall mean any and all demands, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages (including diminution in value), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and the reasonable costs and expenses of an Indemnified Party associated therewith, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

                MCCLATCHY shall have the meaning specified in SECTION 3.14.

                MULTIEMPLOYER PLAN shall mean a Plan that is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

                NANDO.NET SUBSCRIBERS shall mean the Nando.net account holders identified on the Closing Subscriber File.

                NEW SUBSCRIBERS FEE shall have the meaning specified in SECTION 3.20.

                NEW SUBSCRIBERS shall mean new subscribers in the Raleigh-Durham Triangle Area (i) who sign up for one of Buyer's standard dial-up Internet access service plans during the first calendar month following the Closing Date and, when signing up for such plan, mention one of Seller's newspaper advertisements which describe Buyer's promotion to waive its standard sign up fee for new dial-up customers in the Raleigh-Durham Triangle Area and (ii) who are current in their payments to Buyer for services as of the Second Measurement Date. In addition, all New Subscribers shall be deemed not to be Continuing Subscribers.

                OPTIONS shall have the meaning specified in SECTION 3.18.

                ORDINARY COURSE OF BUSINESS shall mean, with respect to Seller
(i) with respect to any period prior to the date of this Agreement, the ordinary course of business consistent with past practices of Seller, and (ii) with respect to any period from and after the date of this Agreement up to and including the Closing Date, the ordinary course of business consistent with past practices of Seller and the practices of a reasonable business person in similar situations.

                OTHER ARRANGEMENT shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other prerequisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors of Seller that is not a Plan.

                PENSION PLAN shall mean a Plan that is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

                PLAN shall mean any plan, program or arrangement, whether or not written, that is or was (a) an "employee benefit plan" as such term is defined in Section 3(3) of ERISA, and (b)(i) which was or is established or maintained by Seller or a Common Control Entity at least in part for the benefit of employees of Seller, or (b)(ii) to which Seller or a Common Control Entity contributed or was obligated to contribute or to fund or provide benefits at least in part for the benefit of employees of Seller.

                PROMISSORY NOTES shall mean the First Promissory Note and Second Promissory Note, collectively.

                PSINET shall mean PSINet Inc.

                PURCHASE PRICE shall have the meaning specified in SECTION 2.2.

                QUALIFIED PLAN shall mean a Plan that is a Pension Plan and that satisfies, or is intended by Seller or a Common Control Entity to satisfy, the requirements for tax qualification described in Section 401 of the Code.

                RALEIGH-DURHAM TRIANGLE AREA shall mean the local telephone calling area encompassed by Raleigh, North Carolina, Durham, North Carolina, Chapel Hill, North Carolina, Southern Pines, North Carolina, and Rocky Mount, North Carolina.

                REAL ESTATE LEASE shall mean, upon timely exercise of Buyer's Option relating thereto, that certain Real Estate Lease relating to the Chapel Hill location, substantially in the form attached hereto as Exhibit E.

                SEC shall mean the Securities and Exchange Commission.

                SECOND MEASUREMENT DATE shall mean the first day of the fourth calendar month following the Closing Date.

                SECOND PROMISSORY NOTE shall mean the promissory note in the form attached hereto as Exhibit G in the original principal amount equal to the aggregate New Subscriber Fee owed by Buyer to Seller pursuant to SECTION 3.20 hereof.

                SECURITY AGREEMENT shall mean that certain Security Agreement dated the Closing Date and executed by Buyer and Seller substantially in the form attached hereto as Exhibit B.

                SECURITIES OFFERING shall mean the offering of Buyer's securities to the public pursuant to a registration statement to be filed with the SEC.

                SELLER shall mean The News and Observer Publishing Company.

                SELLER CONTRACTS shall mean the customer contracts to which Seller is a party that are specified on SCHEDULE 4.11 or that are entered into in the Ordinary Course of Business after the date hereof and that are accepted by Buyer, but specifically excluding any Excluded Assets.

                SELLER DOCUMENTS shall mean, collectively, this Agreement, the Assignment and Assumption of Contracts, the Confidentiality and Non-competition Agreement and the Buyer Leases.

                SELLER INFORMATION shall have the meaning specified in SECTION 3.8.1

                SUBLEASE shall mean, collectively, upon timely exercise by Buyer of its Options relating thereto, those certain Subleases, executed by Seller and Buyer relating to the Raleigh, Triangle Park and Southern Pines locations, each substantially in the form attached hereto as Exhibit F.

                TAXES shall mean all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

                TRANSITION PERIOD shall mean the period beginning on the Closing Date and continuing until the First Measurement Date.